Exhibit (d)(21)

AMENDMENT NO. 13 TO

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

TCW Funds, Inc. and TCW Investment Management Company hereby agree to amend the Investment Advisory and Management Agreement (“Agreement”) entered into by the parties and dated as of July 6, 2001 as follows, effective November 1, 2012.

All other terms and conditions of the Agreement will remain in full force and effect, including the existing provisions of Schedule A and any amendments, thereof.

SCHEDULE A

Fund	Annual Fee Rate (expressed as a percentage of net assets)

TCW International Growth Fund	0.85%

IN WITNESS WHEREOF, the parties have agreed to and executed this amendment to the Agreement on the day and year written above.

Attest	TCW FUNDS, INC.

/s/ Michael E. Cahill	By:	/s/ Charles W. Baldiswieler
Michael E. Cahill		Charles W. Baldiswieler
Secretary		President and Chief Executive Officer

	By:	/s/ David S. DeVito
David S. DeVito
Treasurer and Principal Financial Officer

Attest	TCW INVESTMENT MANAGEMENT COMPANY

/s/ Natalie Maniaci	By:	/s/ David S. DeVito
Natalie Maniaci		David S. DeVito
Assistant Secretary		Executive Vice President and Chief Administrative Officer

	By:	/s/ Charles W. Baldiswieler
Charles W. Baldiswieler
Group Managing Director